Exhibit 99.1

Integrated Security Systems, Inc. announces plans

to sell B&B ARMR

Carrollton, Texas – December 20, 2010 – Integrated Security Systems, Inc. (OTCB:IZZI) announced that it has entered into an Asset Purchase Agreement for the sale of substantially all of the assets of B&B ARMR to an affiliate of Strait Lane Capital Partners, LLC of Dallas, Texas.  The sale includes substantially all of the accounts receivable, inventory, fixed assets and intellectual property of B&B ARMR, plus its investment in the joint venture, B&B Roadway.

The purchase price to be paid to the Company is $6 million, subject to certain potential adjustments.  In addition, the buyer agreed to assume certain of B&B ARMR’s liabilities.  The purchase price is made up of a cash payment in the amount of $5,550,000 and a promissory note in the original principal amount of $450,000.  At the closing, ninety-five percent (95%) of the cash portion of the purchase price will be paid to the Company, subject to certain adjustments, and the remaining five percent (5%) will be deposited into escrow.    Of the cash portion of the proceeds from the sale, $450,000 will be used by the Company to make an equity investment in the buyer’s parent company, B&B Roadway Holdings, LLC, a newly-formed Delaware limited liability company.  Employees of B&B ARMR will be offered employment by the buyer.

The Board approved the Asset Sale because it believes it was the strategic alternative most likely to maximize stockholder value.  In reaching its conclusion to approve the Asset Sale, the Board reviewed and considered the Company’s current condition and future prospects, including its financial condition and related concerns over continuing as a going concern and the resulting difficulty in investing in new products.  The Board also reviewed and considered the value of the Company’s assets, claims and obligations, and other strategic alternatives for the Company, including the risks associated with these alternatives.  After considering these factors and alternatives, the Board determined that the Asset Sale was advisable, and in the best interests of the Company, its stockholders and creditors and that the Company should proceed with the Asset Sale.

Following the Asset Sale, the Company will retain the net proceeds of the Asset Sale, but will not be actively conducting any business.  The Company will actively seek a merger, acquisition or similar business combination with another company to again be engaged in an active business. In the interim, the Company’s Common Stock will continue to be traded and the Company intends on keeping all of its SEC filings up-to-date.

The closing of the Asset Sale is expected to occur as soon as practicable after satisfaction of each of the closing conditions set forth in the Purchase Agreement, but, in any event, under applicable rules of the SEC, no earlier than twenty (20) days after the mailing of an Information Statement to stockholders.  Closing is also conditioned on the buyer concurrently closing on the purchase of the assets of Causey Lyon Enterprises, Inc., the Company’s joint venture in B&B Roadway and a principal supplier to B&B ARMR.  At this time, the Company anticipates mailing the Information Statement on or about January 7th, 2011.

The Company is also asking its stockholders to approve a Reverse Stock Split at an exchange ratio of one-for-one-hundred (1:100).  The Board believes that the large number of shares outstanding (and the resulting low market price per share) was neither in the Company’s or its stockholders’ best interests.

A Meeting of Stockholders will be held on January 31, 2011 at the Company’s principal executive offices for the purpose of considering and voting upon the Asset Sale and Reverse Stock Split.  The Record Date for Stockholders is December 15, 2010.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not historical facts. Actual results may differ materially from those expressed or implied by the forward-looking statements contained in this release. Forward-looking statements are subject to numerous risks, uncertainties and assumptions about us and our business. Important factors that could cause actual results to differ materially from those in the forward looking statements include the discussion of financial position and liquidity discussed in Part I of our Form 10-K Report for the year ended June 30, 2010, including but not limited to the “Management's Discussion and Analysis of Financial Condition and Results of Operations”, which discussion is incorporated herein by this reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

About ISSI

Headquartered in Carrollton, Texas, ISSI designs, develops and markets security and traffic control products to the commercial, industrial and governmental sectors. ISSI is a leading provider of anti-terrorist barriers, security gates and gate operators for perimeter security applications through its subsidiary, B&B ARMR. ISSI also designs, manufactures and distributes warning gates, lane changers, airport and navigational lighting through its subsidiary, B&B Roadway.  For more information, please visit www.integratedsecurity.com, www.bb-armr.com, www.bbroadway.com.

For more information, contact:

Brooks Sherman

Chairman and CEO

(800) 367-0387

bfs@integratedsecurity.com